Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS

HILLIARD, Ohio – (November 5, 2020) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the second quarter ended September 30, 2020.

Second Quarter Fiscal 2021 Results

•	Net sales increased 9.7% to $544.2 million
•	Net income increased to $80.6 million, compared to $8.5 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 47.3% to $174.1 million

Year-to-Date Fiscal 2021 Results

•	Net sales increased 15.7% to $1.1 billion
•	Net income increased to $151.3 million, compared to a net loss of $219.0 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 68.1% to $333.5 million
•	Cash provided by operating activities increased 66.7% to $286.2 million
•	Free cash flow (Non-GAAP) increased 76.1% to $257.2 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We had a strong second quarter of fiscal 2021, with 10% net sales growth as demand and business activity remained favorable. We generated strong performance in key growth states including the Carolinas and Florida, as well as more broadly across the South and Southeast regions of the United States. As a whole, ADS benefitted from our national presence as well as our geographic and end market exposure, including the increased exposure to the Residential end market that Infiltrator provides.”

Barbour continued, “We also achieved record second quarter profitability, with an increase of 820 basis points in our Adjusted EBITDA margin. The profitability improvement was driven by favorable material cost, leverage from sales growth, execution of our operational initiatives, contributions from the proactive cost mitigation steps and our synergy programs.”

Barbour concluded. “We are optimistic as we look to the second half of our fiscal year, with our order book, project tracking, book-to-bill ratio and backlog all remaining positive on a year-over-year basis. We expect the normal seasonal patterns to apply to the second half of our fiscal year as installation activity slows down in geographies with colder temperatures. Though uncertainties still exist regarding the broader market environment, we are well positioned to capitalize on residential development and horizontal construction, while continuing to generate above-market growth through the execution of our material conversion and water management solutions strategies. We remain focused on disciplined execution as we look to build off a very strong first half of fiscal 2021.”

Second Quarter Fiscal 2021 Results

Net sales increased $48.3 million, or 9.7%, to $544.2 million, as compared to $495.9 million in the prior year. Domestic pipe sales increased $10.7 million, or 3.8%, to $292.1 million. Domestic allied products & other sales increased $3.6 million, or 3.2%, to $118.0 million. These increases were driven by sales growth in the U.S. construction end markets. Infiltrator sales increased $41.1 million, or 63.3%, to $106.0 million, as compared to $64.9 million in the prior year.

Gross profit increased $59.3 million, or 40.5%, to $205.9 million as compared to $146.5 million in the prior year. The increase is primarily due to the incremental benefit from the acquisition of Infiltrator Water Technologies, favorable material cost, leverage from sales growth in both pipe and allied product sales and operational improvements offsetting inflationary costs.

Adjusted EBITDA (Non-GAAP) increased $55.9 million, or 47.3%, to $174.1 million, as compared to $118.2 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.0% as compared to 23.8% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Year-to-Date Fiscal 2021 Results

Net sales increased $143.2 million, or 15.7%, to $1.053 billion, as compared to $909.6 million in the prior year. Domestic pipe sales increased $22.2 million, or 4.1%, to $565.8 million. Domestic allied products & other sales increased $8.4 million, or 3.7%, to $234.9 million. These increases were driven by growth in both the U.S. construction and agriculture end markets. Infiltrator sales increased $143.3 million, or 220.8%, to $208.1 million, as compared to $64.9 million in the prior year.

Gross profit increased $310.0 million to $394.4 million as compared to $84.4 million in the prior year. The prior year gross profit includes $168.6 million of ESOP special dividend compensation expense. The remaining increase is primarily due to the acquisition of Infiltrator Water Technologies, favorable material cost, an increase in operational efficiency and increases in both pipe and allied product sales.

Adjusted EBITDA (Non-GAAP) increased $135.1 million, or 68.1%, to $333.5 million, as compared to $198.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.7% as compared to 21.8% in the prior year.

Balance Sheet and Liquidity

Net cash provided by operating activities increased $114.5 million, or 66.7%, to $286.2 million, as compared to $171.7 million in the prior year, primarily due to the increase in profitability. Free cash flow (Non-GAAP) increased $111.1 million, or 76.1%, to $257.2 million, as compared to $146.1 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $745.0 million as of September 30, 2020, a decrease of $243.0 million from March 31, 2020.

ADS had total liquidity of $543 million, comprised of cash of $204 million as of September 30, 2020 and $339 million of availability under committed credit facilities. As of September 30, 2020, the Company’s leverage ratio was 1.5 times.

Fiscal 2021 Outlook

ADS continues to carefully monitor the pandemic and the impact on its business. Based on current visibility, backlog of existing orders and business trends, the Company issued net sales and Adjusted EBITDA targets for fiscal 2021. Net sales are expected to be in the range of $1.790 billion to $1.840 billion and Adjusted EBITDA is expected to be in the range of $495 to $515 million. Capital expenditures are expected to be in the range of $80 million to $90 million.

Scott Cottrill, Chief Financial Officer of ADS commented, “Today’s guidance is based on the current orderbook, market trends and visibility into the second half of fiscal 2021 as well as our strong financial performance in the first half of fiscal 2021. It does not contemplate any further change in economic conditions due to the COVID-19 pandemic. We expect volume in the second half of the year to be consistent with the prior year, driven by seasonality, with modest improvement in year-over-year profitability despite inflationary pressure as well as investments in both capital and our organization to drive future value.”

Webcast Information

Participants may Register Here for this conference call or copy and paste the following text into your browser: http://www.directeventreg.com/registration/event/3888036. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and polyvinyl chloride (“PVC”) pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V.; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally; and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share data)	2020	2019	2020	2019
Net sales	$544,187	$495,905	$1,052,826	$909,613
Cost of goods sold	338,330	349,381	658,466	656,637
Cost of goods sold - ESOP special dividend compensation	-	-	-	168,610
Gross profit	205,857	146,524	394,360	84,366
Operating expenses:
Selling	30,586	29,971	58,746	56,336
General and administrative	35,115	48,030	68,731	79,463
Selling, general and administrative - ESOP special dividend compensation	-	-	-	78,142
Loss on disposal of assets and costs from exit and disposal activities	627	2,004	2,274	2,711
Intangible amortization	17,955	9,300	35,937	10,842
Income (loss) from operations	121,574	57,219	228,672	(143,128)
Other expense:
Interest expense	9,360	52,332	19,330	57,596
Derivative loss (gains) and other expense (income), net	(151)	175	(718)	79
(Loss) income before income taxes	112,365	4,712	210,060	(200,803)
Income tax (benefit) expense	31,827	(3,547)	59,027	18,823
Equity in net (income) loss of unconsolidated affiliates	(67)	(203)	(240)	(637)
Net income (loss)	80,605	8,462	151,273	(218,989)
Less: net income attributable to noncontrolling interest	369	873	571	(222)
Net income (loss) attributable to ADS	80,236	7,589	150,702	(218,767)
Dividends to redeemable convertible preferred stockholders	(1,329)	(1,355)	(2,695)	(8,196)
Dividends paid to unvested restricted stockholders	-	(4)	(2)	(330)
Net income (loss) available to common stockholders and participating securities	78,907	6,230	148,005	(227,293)
Undistributed income allocated to participating securities	(12,760)	(204)	(24,025)	-
Net income (loss) available to common stockholders	$66,147	$6,026	$123,980	$(227,293)

Weighted average common shares outstanding:
Basic	69,843	60,222	69,612	58,906
Diluted	70,755	60,876	70,459	58,906
Net income per share:
Basic	$0.95	$0.10	$1.78	$(3.86)
Diluted	$0.93	$0.10	$1.76	$(3.86)
Cash dividends declared per share	$0.09	$0.09	$0.18	$1.18

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	September 30, 2020	March 31, 2020
ASSETS
Current assets:
Cash	$203,883	$174,233
Receivables, net	260,180	200,028
Inventories	223,268	282,398
Other current assets	13,248	9,552
Total current assets	700,579	666,211
Property, plant and equipment, net	481,947	481,380
Other assets:
Goodwill	598,416	597,819
Intangible assets, net	519,660	555,338
Other assets	72,770	69,140
Total assets	$2,373,372	$2,369,888
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,000	$7,955
Current maturities of finance lease obligations	19,319	20,382
Accounts payable	114,030	106,710
Other accrued liabilities	119,084	101,116
Accrued income taxes	23,058	2,050
Total current liabilities	282,491	238,213
Long-term debt obligations, net	885,528	1,089,368
Long-term finance lease obligations	37,016	44,501
Deferred tax liabilities	172,183	175,616
Other liabilities	40,551	37,608
Total liabilities	1,417,769	1,585,306
Mezzanine equity:
Redeemable convertible preferred stock	262,872	269,529
Deferred compensation — unearned ESOP shares	(16,779)	(22,432)
Total mezzanine equity	246,093	247,097
Stockholders’ equity:
Common stock	11,562	11,555
Paid-in capital	859,254	827,573
Common stock in treasury, at cost	(10,859)	(10,461)
Accumulated other comprehensive loss	(30,426)	(35,325)
Retained (deficit) earnings	(133,011)	(267,619)
Total ADS stockholders’ equity	696,520	525,723
Noncontrolling interest in subsidiaries	12,990	11,762
Total stockholders’ equity	709,510	537,485
Total liabilities, mezzanine equity and stockholders’ equity	$2,373,372	$2,369,888

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2020	2019
Cash Flow from Operating Activities
Net (loss) income	$151,273	$(218,989)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,559	43,260
Deferred income taxes	(3,446)	1,127
Loss on disposal of assets and costs from exit and disposal activities	2,274	2,711
ESOP and stock-based compensation	27,088	16,082
ESOP special dividend compensation	-	246,752
Amortization of deferred financing charges	197	34,285
Inventory step up related to Infiltrator Water Technologies acquisition	-	5,773
Fair market value adjustments to derivatives	(1,455)	996
Equity in net (income) loss of unconsolidated affiliates	(240)	(637)
Other operating activities	(236)	(3,635)
Changes in working capital:
Receivables	(60,106)	(44,883)
Inventories	60,663	57,316
Prepaid expenses and other current assets	(3,666)	(2,917)
Accounts payable, accrued expenses, and other liabilities	42,263	34,470
Net cash provided by operating activities	286,168	171,711
Cash Flows from Investing Activities
Capital expenditures	(28,959)	(25,622)
Cash paid for acquisitions, net of cash acquired	-	(1,088,617)
Other investing activities	455	(116)
Net cash used in investing activities	(28,504)	(1,114,355)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	-	1,300,000
Payments on Term Loan Facility	-	(1,300,000)
Proceeds from syndication of Term Loan Facility	-	700,000
Payments on syndicated Term Loan Facility	(103,500)	-
Proceeds from Senior Notes	-	350,000
Proceeds from Revolving Credit Agreement	-	177,900
Payments on Revolving Credit Agreement	(100,000)	(177,900)
Debt issuance costs	-	(34,606)
Proceeds from PNC Credit Agreement	-	253,900
Payments on PNC Credit Agreement	-	(388,300)
Payments on Prudential Senior Notes	-	(100,000)
Payments on finance lease obligations	(10,677)	(12,375)
Proceeds from common stock offering, net of offering costs	-	293,648
Cash dividends paid	(15,402)	(76,324)
Proceeds from exercise of stock options	3,275	2,430
Other financing activities	(1,489)	(236)
Net cash used in financing activities	(227,793)	988,137
Effect of exchange rate changes on cash	(221)	(177)
Net change in cash	29,650	45,316
Cash at beginning of period	174,233	8,891
Cash at end of period	$203,883	$54,207

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2020			September 30, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$292,133	$(1,637)	$290,496	$281,405	$(342)	$281,063
Infiltrator Water Technologies	105,986	(18,692)	87,294	64,889	(12,189)	52,700
International
International - Pipe	35,592	(896)	34,696	34,617	—	34,617
International - Allied Products	13,706	—	13,706	13,167	—	13,167
Total International	49,298	(896)	48,402	47,784	—	47,784
Allied Products & Other	117,995	—	117,995	114,358	—	114,358
Intersegment Eliminations	(21,225)	21,225	—	(12,531)	12,531	—
Total Consolidated	$544,187	$—	$544,187	$495,905	$—	$495,905

	Six Months Ended
	September 30, 2020			September 30, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$565,785	$(3,482)	$562,303	$543,586	$(342)	$543,244
Infiltrator Water Technologies	208,139	(36,760)	171,379	64,889	(12,189)	52,700
International
International - Pipe	62,542	(896)	61,646	63,902	—	63,902
International - Allied Products	22,585	—	22,585	23,216	—	23,216
Total International	85,127	(896)	84,231	87,118	—	87,118
Allied Products & Other	234,913	—	234,913	226,551	—	226,551
Intersegment Eliminations	(41,138)	41,138	—	(12,531)	12,531	—
Total Consolidated	$1,052,826	$—	$1,052,826	$909,613	$—	$909,613

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss) attributable to ADS	$80,236	$7,589	$150,702	$(218,767)
ESOP deferred stock-based compensation	$9,130	$5,486	$15,993	$11,070
ESOP special dividend compensation	$-	-	$-	$246,752

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Shares in thousands)	2020	2019	2020	2019
Weighted average common shares outstanding - Basic	69,843	60,222	69,612	58,906
Conversion of preferred shares	16,298	17,218	16,440	17,342
Unvested restricted shares	2	42	2	42

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2020	2019	2020	2019
Segment Adjusted Gross Profit
Pipe	$100,496	$74,246	$191,095	$131,739
International	14,582	10,841	25,990	20,068
Infiltrator Water Technologies	53,105	30,144	101,033	30,144
Allied Products & Other	60,380	57,621	120,848	114,808
Intersegment Elimination	372	(978)	14	(978)
Total Segment Adjusted Gross Profit	228,935	171,874	438,980	295,781
Depreciation and amortization	16,463	15,708	32,886	29,392
ESOP and stock-based compensation expense	6,598	3,869	11,537	7,640
ESOP special dividend compensation	-	-	-	168,610
COVID-19 related expenses	17	-	197	-
Inventory step up related to Infiltrator Water Technologies acquisition	-	5,773	-	5,773
Total Gross Profit	$205,857	$146,524	$394,360	$84,366

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss)	$80,605	$8,462	$151,273	$(218,989)
Depreciation and amortization	35,778	26,566	71,559	43,260
Interest expense	9,360	52,332	19,330	57,596
Income tax expense	31,827	(3,547)	59,027	18,823
EBITDA	157,570	83,813	301,189	(99,310)
Loss on disposal of assets and costs from exit and disposal activities	627	2,004	2,274	2,711
ESOP and stock-based compensation expense	14,626	8,657	27,088	16,082
ESOP special dividend compensation	-	-	-	246,752
Transaction costs	718	16,590	1,374	20,835
Inventory step up related to Infiltrator Water Technologies acquisition	-	5,773	-	5,773
Strategic growth and operational improvement initiatives	361	701	2,116	2,896
COVID-19 related expenses (a)	242	-	806	-
Other adjustments(b)	(70)	626	(1,303)	2,721
Adjusted EBITDA	$174,074	$118,164	$333,544	$198,460
(a)	Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2020	2019	2020	2019
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$100,496	$74,246	$191,095	$131,739
International Adjusted Gross Profit	14,582	10,841	25,990	20,068
Allied Products & Other Adjusted Gross Profit	60,380	57,621	120,848	114,808
Unallocated corporate and selling expenses	(48,449)	(48,621)	(93,093)	(92,232)
Legacy ADS Adjusted EBITDA	127,009	94,087	244,840	174,383
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	53,105	30,144	101,033	30,144
Unallocated corporate and selling expenses	(6,600)	(5,089)	(12,531)	(5,089)
Legacy Infiltrator Water Technologies Adjusted EBITDA	$46,505	$25,055	$88,502	$25,055
Intersegment Eliminations	560	(978)	202	(978)
Consolidated Adjusted EBITDA	$174,074	$118,164	$333,544	$198,460

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2020	2019
Net cash flow from operating activities	$286,168	$171,711
Capital expenditures	(28,959)	(25,622)
Free cash flow	$257,209	$146,089